NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2013 EARNINGS

▪	Pretax income of $6.5 million
▪	Net income of $3.8 million, or $0.12 per diluted share
▪	New contract purchases of $180 million
▪	Total managed portfolio increases to $969 million from $898 million at the end of 2012

IRVINE, California, April 16, 2013 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $3.8 million, or $0.12 per diluted share, for its first quarter ended March 31, 2013.  This compares to net income of $512,000, or $0.02 per diluted share, in the first quarter of 2012.  The 2012 period did not include a tax expense.

Revenues for the first quarter of 2013 were $54.6 million, an increase of $10.1 million, or 23%, compared to $44.5 million for the first quarter of 2012.  Total operating expenses for the first quarter of 2013 were $48.1 million, an increase of $4.1 million, or 9.2%, compared to $44.0 million for the 2012 period.  Pretax income for the first quarter of 2013 was $6.5 million compared to pretax income of $512,000 in the first quarter of 2012.

During the first quarter of 2013, CPS purchased $180.1 million of new contracts compared to $150.8 million during the fourth quarter of 2012 and $119.9 million during the first quarter of 2012.  The Company's managed receivables totaled $968.5 million as of March 31, 2013, an increase from $897.6 million as of December 31, 2012 and $781.8 million as of March 31, 2012, as follows ($ in millions):

Originating Entity	March 31, 2013	December 31, 2012	March 31, 2012
CPS	$917.0	$825.0	$621.7
Fireside Bank	43.3	60.8	133.2
TFC	-	0.2	1.1
As Third Party Servicer	8.2	11.6	25.8
Total	$968.5	$897.6	$781.8

Annualized net charge-offs for the first quarter of 2013 were 4.23% of the average owned portfolio as compared to 3.90% for the 2012 period.  Delinquencies greater than 30 days (including repossession inventory) were 4.16% of the total owned portfolio as of March 31, 2013, as compared to 3.51% as of March 31, 2012.

As previously reported, during March CPS closed its first term securitization transaction of 2013 and the eighth transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $185.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 1.87%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 11.50% of the then-outstanding receivable pool balance.

"The first quarter of 2013 was a good start to the year," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  "We saw a solid increase in new contract purchases, our earnings growth continued its momentum and we accomplished much on the capital markets front.  Specifically, we extended the revolving period of one of our credit facilities for two years and added a two-year amortization period thereafter.  Our first term securitization of the year achieved the lowest effective interest rate in the history of the Company.  And last week we entered into a new residual financing facility.  This allowed us to prepay $15 million of our senior secured debt and to lower our blended interest rate on corporate and residual interest debt by over 200 basis points.”

Conference Call

CPS announced that it will hold a conference call on Wednesday, April 17, 2013, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between April 17, 2013 and April 24, 2013, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 35205561.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Robert E. Riedl, Chief Investment Officer
949 753-6800

Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2013		2012

Contracts purchased	$ 180.12		$ 119.90
Contracts securitized	161.25		144.79

Total managed portfolio	$ 968.54		$ 781.80
Average managed portfolio	944.05		783.21

Allowance for finance credit losses as % of fin. receivables	2.90%		2.03%

Aggregate allowance as % of fin. receivables (1)	3.68%		2.74%

Delinquencies
31+ Days	2.59%		2.13%
Repossession Inventory	1.57%		1.38%
Total Delinquencies and Repo. Inventory	4.16%		3.51%

Annualized net charge-offs as % of average owned portfolio	4.23%		3.90%

Recovery rates (2)	49.0%		48.1%

	For the
	Three months ended
	March 31,
	2013		2012
	$ (3)	% (4)	$ (3)	% (4)
Interest income	$ 51.17	21.7%	$ 40.61	20.7%
Servicing fees and other income	3.43	1.5%	3.91	2.0%
Interest expense	(16.35)	-6.9%	(22.31)	-11.4%
Net interest margin	38.25	16.2%	22.21	11.3%
Provision for credit losses	(15.15)	-6.4%	(4.84)	-2.5%
Risk adjusted margin	23.10	9.8%	17.37	8.9%
Core operating expenses	(16.57)	-7.0%	(16.86)	-8.6%
Pre-tax income	$ 6.53	2.8%	$ 0.51	0.3%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.